Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
WageWorks, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-218815) on Form S-3 and the registration statements (Nos. 333-181300, 333-188658, 333-194863, 333-204219, 333-211559, and 333-217759) on Form S-8 of WageWorks, Inc. of our report dated March 18, 2019, with respect to the consolidated balance sheet of WageWorks, Inc. as of December 31, 2016 and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2016, and the related notes (collectively referred to as the “Consolidated Financial Statements”), which report appears in the December 31, 2017 annual report on Form 10-K of WageWorks, Inc. Our report refers to the fact that the 2016 consolidated financial statements have been restated to correct for misstatements.

/s/ Macias, Gini & O’Connell, LLP
Newport Beach, California
March 18, 2019